UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2009, we entered into definitive purchase and sale agreements with unrelated third parties to acquire a three-property data center portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio. The New England Portfolio comprises a total of approximately 550,290 square feet. The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan statistical area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut. The New England Portfolio has been renovated to modern data center standards in the last four years.

The purchase price, which was determined through negotiations between our operating partnership and the sellers, will be approximately $375.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. We expect that the purchase price, if payable, will initially be funded with borrowings under our revolving credit facility. The purchase of the New England Portfolio is subject to various closing conditions, including receipt of requisite consents. If the conditions are not satisfied by January 15, 2010, subject to adjournment and extension options, we or the sellers may terminate the purchase and sale agreements without liability, except for damages to property and for willful and material breach and provided the terminating party is not then in default. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we will be liable for actual damages resulting from our failure to pay any portion of the purchase price for the properties. There are no material relationships between us and the sellers.

The New England Portfolio is leased to a diverse roster of 35 tenants in various industries primarily under long-term leases and similar agreements, which we collectively refer to as leases herein. In addition to the leasehold tenants, there are 15 licensees of, among other things, ancillary equipment space, meet-me-room access, conduit space and non-specific server space at the buildings in the portfolio.

The following table schedules the expirations for leases in place at the New England Portfolio as of September 30, 2009 for the final three months of 2009 and each of the ten full calendar years beginning January 1, 2010, assuming that tenants exercise no renewal options. As of September 30, 2009, the weighted average remaining lease term for the buildings was 7.5 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases(1)		Percentage of Property Square Feet(1)	Annualized Rent(2)		Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot(1)(3)	Annualized Rent Per Leased Square Foot at Expiration(1)(4)
Q4 2009 and 2010	4	7,140		1.3%	$1,792,992		4.4%	$251.12	$251.20
2011(5)	6	11,930		2.2%	2,247,293		5.5%	188.37	196.45
2012	3	8,832		1.6%	911,829		2.2%	103.24	110.13
2013	1	4,400	(6)	0.8%	1,542,420		3.8%	350.55	175.88	(6)
2014	1	10,000		1.8%	1,839,600		4.5%	183.96	216.56
2015	1	3,000		0.5%	615,090		1.5%	205.03	237.77
2016	3	20,510		3.7%	1,578,890		3.9%	76.98	98.26
2017	5	103,177		18.7%	12,745,716		31.3%	123.53	149.66
2018	4	13,449		2.4%	3,122,192		7.7%	232.15	283.40
2019	5	36,607		6.7%	7,295,120		17.9%	199.28	253.85
Thereafter	3	87,017		15.8%	7,019,836		17.2%	80.67	114.46

Total/Weighted Average	36	306,062			$40,710,977	(7)	100.0%	$133.02	$161.03

(1)

The square footage of expiring leases, the percentage of property square feet and the annualized rent per leased square foot are determined based on contractually leased square feet. We estimate the total square feet available for lease in the New England Portfolio based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area. On this basis, we believe that approximately 98% of the total square feet available for lease at the buildings in the New England Portfolio is occupied as of September 30, 2009. Our estimate of the percentage of occupied rentable square feet in the New England Portfolio may change based on our experience operating the properties following the closing of the acquisition.

(2)	Annualized rent represents the annualized monthly contractual rent under existing leases as of September 30, 2009.
(3)	Annualized rent per leased square foot represents current annualized contractual rent, divided by total square footage under the expiring leases as of the same period.

(4)

Annualized rent per leased square foot at expiration represents annualized contractual rent including any future rent steps, and thus represents the annualized rent that will be in place at lease expiration.

(5)	2001 includes two leases by the same tenant.
(6)	2,400 square feet of the space represented by this lease will expire by its terms in December 2012, representing approximately $377.50 in rent per leased square foot at expiration.
(7)	Total annualized rent excludes approximately $681,000 of annualized contractual license fees as of September 30, 2009.

Other than normally recurring capital expenditures and tenant improvements, we have no present plans with respect to renovation, improvement or redevelopment of the New England Portfolio.

The pre-acquisition real estate tax rate for the New England Portfolio is $22.05 per $1,000 of assessed value for the most recently available tax years. The total pre-acquisition annual tax for the New England Portfolio at this rate for the most recently available tax years is $1,831,142 (at a taxable assessed value of $83,036,600). There were total direct assessments of $19,159 imposed on the New England Portfolio by the Town of Needham and the Town of Bedford for the most recently available tax years. The New England Portfolio is subject to periodic reassessment for property tax purposes in the future.

We will determine the federal tax basis of the New England Portfolio as of the closing of the acquisition and expect it to be based on the final purchase price. The depreciation method and life claimed will be determined by reference to the Internal Revenue Service-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

The New England Portfolio will be collectively insured, along with our other properties, under a blanket property, liability, fire, extended coverage, earthquake, terrorism and rental loss insurance policy that is renewed on an annual basis. We believe that the New England Portfolio will be adequately insured under such policy.

As a part of our standard due diligence process in connection with this acquisition, we analyzed the anticipated 2010 capitalization rate we expect to derive from the acquisition. We define the capitalization rate as the percentage of the purchase price for the portfolio represented by expected net operating income from the portfolio. We calculated the expected net operating income by subtracting anticipated 2010 operating expenses at the portfolio from the anticipated 2010 revenues from the portfolio. On this basis, we determined that the anticipated 2010 capitalization rate for the New England Portfolio would be consistent with our 2010 acquisition guidance. We caution you not to place undue reliance on our anticipated capitalization rate for the New England Portfolio because it is based solely on data made available to us in the diligence process in connection with the acquisition and is calculated on a non-GAAP basis. Our experience operating the properties in the New England Portfolio following the closing of the acquisition may change our expectations with respect to the anticipated 2010 capitalization rate. In addition, the actual 2010 capitalization rate for the New England Portfolio may differ from our expectations based on numerous other factors, including difficulties collecting anticipated rental and licensing revenues, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the closing of the acquisition of the New England Portfolio, the expected cash capitalization rate and net operating income, the total square feet available for lease, the percentage of occupied rentable square feet, future rent steps, the expected federal tax basis and depreciation method and life claimed, the timing of any property tax reassessments and the expected source of funds. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the impact of the current deterioration in global economic and market conditions; decreases in information technology spending; adverse economic or real estate developments in our markets or the industry sectors that we sell to; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see our reports and other filings with the United States Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and Form 8-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 8.01 Other Information

Effective December 11, 2009, the conversion rate on our 4.375% Series C Cumulative Convertible Preferred Stock, or Series C preferred stock, was adjusted to 0.5225 shares of our common stock per $25.00 liquidation preference, which is equivalent to a conversion price of $47.85 per share of our common stock, subject to adjustment as provided in the Articles Supplementary dated April 9, 2007 relating to the Series C preferred stock.

In each quarter from the quarter ended June 30, 2007 through the quarter ended December 31, 2009, we have declared and paid dividends on our common stock in excess of the reference dividend set forth in Section 8(h)(iv) of the Articles Supplementary. On an aggregate basis, these dividend payments have triggered a requirement under Section 8(h)(iv) of the Articles Supplementary that the conversion rate of the Series C preferred stock be adjusted. Pursuant to Section 8(h)(x) of the Articles Supplementary, adjustments to the conversion rate are not required until the adjustment would require an increase or decrease of at least 1% of the conversion rate; provided that any adjustment that is not made is carried forward and taken into account in any future adjustment.

In addition, the $172.5 million aggregate principal amount of our operating partnership’s 4.125% Exchangeable Senior Debentures due 2026, or the 2026 Debentures, will be exchangeable by the holders thereof during the quarter ending March 31, 2010 because we will have satisfied the market price condition set forth in Section 13.01(a)(i) of the indenture governing the 2026 Debentures. Pursuant to the terms of the market price condition, a holder of 2026 Debentures may surrender any of its 2026 Debentures for exchange during any calendar quarter if the closing sales price of our common stock for at least 20 days in the period of thirty consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the exchange price per share of our common stock then in effect. The exchange price in effect as of December 31, 2009 will be $32.22 per share.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
2.1	Purchase and Sale Agreement dated as of December 24, 2009, by and among Sentinel Properties – Needham, LLC, SP – Needham I, LLC, together, as Seller, and Digital Realty Trust, L.P., as Purchaser.

2.2	Purchase and Sale Agreement dated as of December 24, 2009, by and between Sentinel Properties – Bedford LLC, as Seller, and Digital Realty Trust, L.P., as Purchaser.

2.3	Purchase and Sale Agreement dated as of December 24, 2009, by and between Sentinel Properties – Trumbull, LLC, as Seller, and Digital Realty Trust, L.P., as Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/S/ JOSHUA A. MILLS
Joshua A. Mills
General Counsel and Assistant Secretary

December 30, 2009

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase and Sale Agreement dated as of December 24, 2009, by and among Sentinel Properties – Needham, LLC, SP – Needham I, LLC, together, as Seller, and Digital Realty Trust, L.P., as Purchaser.

2.2	Purchase and Sale Agreement dated as of December 24, 2009, by and between Sentinel Properties – Bedford LLC, as Seller, and Digital Realty Trust, L.P., as Purchaser.

2.3	Purchase and Sale Agreement dated as of December 24, 2009, by and between Sentinel Properties – Trumbull, LLC, as Seller, and Digital Realty Trust, L.P., as Purchaser.